2375 Waterview Drive
Northbrook, IL 60062
www.cfindustries.com

CF Industries Holdings, Inc. Reports First Nine Months 2026 Net Earnings of $1.78 Billion, Adjusted EBITDA of $3.01 Billion
Safety and Operational Excellence Drive High Asset Utilization
Global Nitrogen Supply-Demand Fundamentals Remain Constructive into 2027
Blue Point One Construction Commenced in August 2026

NORTHBROOK, Ill.—November 4, 2026—CF Industries Holdings, Inc. (NYSE: CF), a leading global manufacturer of hydrogen and nitrogen products, today announced results for the nine months and third quarter ended September 30, 2026.

Highlights
•First nine months 2026 net earnings(1) of $1.78 billion, or $11.60 per diluted share, EBITDA(2) of $3.00 billion, and adjusted EBITDA(2) of $3.01 billion. First nine months 2026 financial results include a gain of approximately $170 million from a litigation settlement
•Third quarter 2026 net earnings of $436 million, or $2.87 per diluted share, EBITDA of $822 million, and adjusted EBITDA of $833 million
•Trailing twelve months net cash from operating activities of $3.08 billion; free cash flow(3) of $2.03 billion for same period, which includes cash inflows and outflows associated with the Blue Point One joint venture
•Repurchased 3.0 million shares for $367 million during the third quarter of 2026

”The CF Industries team executed exceptionally well in the third quarter of 2026, delivering strong safety performance while operating our network at high rates to meet substantial deferred customer demand,” said Chris Bohn, president and chief executive officer, CF Industries Holdings, Inc. “Our low-cost and low-risk North American asset base, tangible growth platform and industry-leading free cash flow conversion position CF Industries well to continue to create compounding value by investing in high-return initiatives and returning capital to shareholders.”

Operations Overview

The Company’s trailing twelve-month recordable incident rate was 0.10 incidents per 200,000 work hours as of September 30, 2026.

Gross ammonia production for the first nine months and third quarter of 2026 was approximately 7.2 million and 2.4 million tons, respectively. Year-to-date, the Company has operated at a 97% utilization rate of available ammonia capacity.(4)

The Company expects gross ammonia production for the full year 2026 to be approximately 9.5 million tons, which includes the impact of the ongoing outage at the Yazoo City, Mississippi, Complex as a result of an incident that occurred in November 2025.

Financial Results Overview

First Nine Months 2026 Financial Results

For the first nine months of 2026, net earnings attributable to common stockholders were $1.78 billion, or $11.60 per diluted share, EBITDA was $3.00 billion, and adjusted EBITDA was $3.01 billion. These results compare to first nine months of 2025 net earnings attributable to common stockholders of $1.05 billion, or $6.39 per diluted share, EBITDA of $2.05 billion, and adjusted EBITDA of $2.07 billion. First nine months 2026 financial results include a gain of approximately $170 million from a litigation settlement.

Net sales in the first nine months of 2026 were $6.07 billion compared to $5.21 billion in the first nine months of 2025. Average selling prices for the first nine months of 2026 were higher than in the first nine months of 2025. Sales volumes were 5% lower in the first nine months of 2026 than in the first nine months of 2025 due primarily to lower ammonium nitrate (AN), ammonia and urea ammonium nitrate solution (UAN) sales, partially offset by higher granular urea and other sales. Excluding the impact of lost product availability from the Company’s Yazoo City Complex, sales volumes in the first nine months of 2026 approximated the first nine months of 2025.

Cost of sales for the first nine months of 2026 was higher compared to the first nine months of 2025 due primarily to higher maintenance costs, including the extended outage at the Company’s Yazoo City Complex, and higher realized natural gas costs, including the impact of realized derivatives.

The average cost of natural gas, including the impact of realized derivatives, reflected in the Company’s cost of sales was $3.63 per MMBtu in the first nine months of 2026 compared to the average cost of natural gas in cost of sales of $3.34 per MMBtu in the first nine months of 2025.

Third Quarter 2026 Financial Results

For the third quarter of 2026, net earnings attributable to common stockholders were $436 million, or $2.87 per diluted share, EBITDA was $822 million, and adjusted EBITDA was $833 million. These results compare to third quarter of 2025 net earnings attributable to common stockholders of $353 million, or $2.19 per diluted share, EBITDA of $671 million, and adjusted EBITDA of $667 million.

Net sales in the third quarter of 2026 were $1.86 billion compared to $1.66 billion in the third quarter of 2025. Average selling prices were higher for the ammonia, AN and other segments in the third quarter of 2026 compared to the third quarter of 2025, while selling prices for urea and UAN were lower. Sales volumes were 7% higher in the third quarter of 2026 compared to the third quarter of 2025 due to higher UAN, urea and other sales, partially offset by AN and ammonia sales. Excluding the impact of lost product availability from the Company’s Yazoo City Complex, sales volumes in the third quarter of 2026 were approximately 13% higher than the third quarter of 2025.

Cost of sales for the third quarter of 2026 was higher compared to the third quarter of 2025 due primarily to the impact of higher costs for purchased products, freight and distribution and maintenance, including the extended outage at the Company’s Yazoo City Complex, partially offset by lower realized natural gas costs.

The average cost of natural gas, including the impact of realized derivatives, reflected in the Company’s cost of sales was $2.88 per MMBtu in the third quarter of 2026 compared to the average cost of natural gas in cost of sales of $2.96 per MMBtu in the third quarter of 2025.

Capital Management

On April 8, 2025, CF Industries announced that it formed a joint venture (Blue Point One joint venture) with JERA Co., Inc. (JERA) and Mitsui & Co., Ltd. (Mitsui) for the construction, production and offtake of low-carbon ammonia. CF Industries holds 40% ownership, JERA holds 35% ownership, and Mitsui holds 25% ownership in the joint venture, with the joint venture funded by the equity partners according to their ownership percentages.

CF Industries consolidates the Blue Point One joint venture in its consolidated financial statements, with the combined 60% interest owned by JERA and Mitsui recorded as noncontrolling interests. CF Industries’ consolidated financial statements at September 30, 2026, included the cash held by the joint venture, capital contributions from the joint venture equity partners and the capital expenditures of the joint venture.

Cash and Cash Equivalents

As of September 30, 2026, CF Industries had cash and cash equivalents of $2.82 billion, of which $496 million was held by the Blue Point One joint venture.

Capital Expenditures

Capital expenditures in the third quarter and first nine months of 2026 were $282 million and $776 million, respectively, of which $89 million and $232 million, respectively, was attributable to the Blue Point One joint venture.

	Three months ended September 30, 2026	Nine months ended September 30, 2026
	(in millions)
Total Capital Expenditures	$282	$776
CF Industries Existing Operations (100% attributable to CF Industries)	143	421
Total Blue Point One Joint Venture (40% attributable to CF Industries)	89	232
Blue Point Common Facilities (100% attributable to CF Industries)	40	99
Capitalized Interest	10	24

Reflecting the consolidation of the Blue Point One joint venture into CF Industries’ financial statements, management projects capital expenditures for full year 2026 will be approximately $1.3 billion, of which approximately $600 million is related to activities within the Company’s existing network and approximately $600 million is related to total estimated capital expenditures in 2026 of the Blue Point One joint venture, which will be funded by each joint venture partner according to their ownership percentage. The Company expects to have approximately $150 million in capital expenditures in 2026 related to its wholly owned Blue Point common facilities. For the full year, management projects capital expenditures for CF Industries, excluding the portion of capital expenditures funded by JERA and Mitsui, to be approximately $950 million.

Additionally, the Company expects to record approximately $40 million of capitalized interest for the full year 2026 as capital expenditures. Interest expense will be reduced by a corresponding amount.

Management continues to project that the cost of the Blue Point One ammonia plant will be approximately $3.7 billion, which includes $500 million budgeted for contingency, with ammonia production expected to commence in 2029. Additionally, CF Industries expects the cost of the common facilities that it is constructing at the Blue Point site will be approximately $550 million.

Share Repurchase Program

The Company repurchased 5.2 million shares for $612 million during the first nine months of 2026, which includes the repurchase of 3.0 million shares for $367 million during the third quarter of 2026. Since CF Industries commenced its current $2 billion share repurchase program in October 2025, the Company has repurchased 8.6 million shares for approximately $890 million. As of September 30, 2026, approximately $1.11 billion remains under the program, which expires in December 2029.

CHS Inc. Distribution

CHS Inc. (CHS) is entitled to semi-annual distributions resulting from its minority equity investment in CF Industries Nitrogen, LLC (CFN). The estimate of the partnership distribution earned by CHS, but not yet declared, for the third quarter of 2026 is approximately $93 million.

Nitrogen Market Outlook

Global nitrogen purchasing slowed late in the second quarter of 2026, but rebounded in the third quarter in North America, India, South America and Europe. Buying activity was driven by higher corn and wheat prices, which, in addition to lower global nitrogen prices than earlier in 2026, enabled some catch-up purchases following demand deferral. Global nitrogen prices increased through the quarter compared to the end of the second quarter of 2026 as a result of the higher demand against continued constrained global nitrogen supply.

Based on continued global nitrogen supply constraints, management expects the global nitrogen supply-demand balance to remain constructive for producers operating in low-cost and low-risk North America in the near- and longer-terms.

Ongoing geopolitical risks for major nitrogen exporters: CF Industries estimates that only about half of average urea exports from the Middle East have exited the Persian Gulf region since the conflict with Iran began. Management expects supply from the region to remain below pre-conflict levels due to continued hostilities, difficulty transiting the Strait of Hormuz, and the time required to restore production facilities. The Company also expects higher shipping costs from the region to persist over the longer term. Production from nitrogen facilities in Russia also remains at risk due to the ongoing Russia-Ukraine war and shipments are constrained due to hostilities in the Black Sea.

High-cost, gas-constrained production remains at-risk: Production economics in Europe have become more challenged due to sharply higher natural gas prices and stable global nitrogen prices while natural gas availability continues to affect production in Trinidad. An estimated 37% of Europe’s nameplate ammonia capacity was reportedly offline or operating at reduced rates in October 2026. In addition, approximately 35% of ammonia capacity in Trinidad is being permanently shut down. The Company believes these dynamics will further pressure marginal producers in Europe and other gas-constrained regions.

Global demand expected to remain robust: Management believes nitrogen channel inventory is low throughout the global system for all nitrogen products, including in North America. India is expected to import over 10 million metric tons of urea in 2026 while nitrogen imports into South America and Southeast Asian countries are below average levels year-to-date. As a result, management expects robust demand in the short- to medium-term to meet global nitrogen requirements.

Chinese urea exports helping meet global demand: Management projects that Chinese urea exports in 2026 will be 2-4 million metric tons higher than in 2025, filling part of the gap in traded supply due to geopolitical disruptions in the Middle East and in Russia. Management expects the Chinese government to continue to manage nitrogen export levels in line with its domestic food security policies.

The Company continues to expect the global nitrogen supply-demand balance to tighten over the long term, as capacity additions under construction are not projected to keep pace with demand growth over the next four years. Additionally, the time required for building future nitrogen production has increased in part due to geopolitical disruptions affecting the procurement of long-lead equipment, extending the cycle duration for new capacity additions to the global market.

Strategic Initiatives Update

Blue Point One Joint Venture with JERA and Mitsui

The Blue Point One joint venture is constructing at CF Industries’ Blue Point Complex in Modeste, Louisiana, an autothermal reforming ammonia production facility with a carbon dioxide (CO2) dehydration and compression unit to prepare captured CO2 for transportation and sequestration, and CF Industries will build scalable infrastructure to supply the ammonia production facility with services, including production storage and vessel loading. Construction on Blue Point One and the common facilities commenced in August.

Courtright Diesel Exhaust Fluid (DEF) FEED Study

CF Industries commenced a front-end engineering and design (FEED) study led by thyssenkrupp Uhde for the construction of a new urea liquor upgrade plant at its Courtright, Ontario, Complex. The project, if a positive final investment decision (FID) is reached, is expected to add incremental DEF capacity of more than 400,000 tons per year. FID is expected in 2027.

Yazoo City Restoration Project

Management expects the Yazoo City Complex to resume operations during the first half of 2027. The Company is finalizing cost estimates for restoration of operations at the facility and expects a substantial portion of the cost will be covered by insurance. The Yazoo City Complex carbon capture and sequestration project is proceeding as scheduled and is expected to start up in 2028.
___________________________________________________
(1)Certain items recognized during the first nine months of 2026 impacted the Company’s financial results and their comparability to the prior year period. See the table accompanying this release for a summary of these items.

(2)EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(3)Free cash flow is defined as net cash provided by operating activities, less capital expenditures and distributions to noncontrolling interests plus contributions from noncontrolling interests. See reconciliation of free cash flow to the most directly comparable GAAP measure in the table accompanying this release.
(4)Available ammonia capacity represents CF Industries’ average annual gross ammonia capacity of its manufacturing network as described in the Company’s 2025 Form 10-K less the average annual gross ammonia capacity of its Yazoo City Complex, which management currently expects will resume operations in the first half of 2027.

Consolidated Results

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$1,860	$1,659	$6,068	$5,212
Cost of sales	1,140	1,027	3,457	3,253
Gross margin	$720	$632	$2,611	$1,959
Gross margin percentage	38.7%	38.1%	43.0%	37.6%

Net earnings attributable to common stockholders	$436	$353	$1,778	$1,051
Net earnings per diluted share	2.87	2.19	11.60	6.39

EBITDA(1)	$822	$671	$2,996	$2,045
Adjusted EBITDA(1)	833	667	3,008	2,072

Sales volume by product tons (000s)	4,799	4,504	13,734	14,529

Natural gas supplemental data (per MMBtu):
Natural gas costs in cost of sales(2)	$2.87	$2.96	$3.76	$3.35
Realized derivatives loss (gain) in cost of sales(3)	0.01	—	(0.13)	(0.01)
Cost of natural gas used for production in cost of sales	$2.88	$2.96	$3.63	$3.34
Average daily market price of natural gas at the Henry Hub	$2.87	$3.03	$3.56	$3.48

Unrealized net mark-to-market loss (gain) on natural gas derivatives	$2	$(1)	$(3)	$1
Depreciation and amortization	233	217	676	670
Capital expenditures(4)	282	347	776	724

Production volume by product tons (000s):
Ammonia(5)	2,367	2,440	7,221	7,614
Granular urea	1,070	1,011	3,491	3,303
UAN (32%)(6)	1,632	1,650	4,799	5,231
AN	146	360	386	1,023
_______________________________________________________________________________
(1)See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(2)Includes the cost of natural gas used for production and related transportation that is included in cost of sales during the period under the first-in, first-out inventory cost method.
(3)Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.
(4)For the three and nine months ended September 30, 2026, includes $89 million and $232 million, respectively, attributable to the Blue Point One joint venture.
(5)Gross ammonia production, including amounts subsequently upgraded on-site into granular urea, UAN, or AN.
(6)UAN product tons assume a 32% nitrogen content basis for production volume.

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the base product that the Company manufactures, containing 82 percent nitrogen and 18 percent hydrogen. The results of the ammonia segment consist of sales of ammonia to external customers for its nitrogen content as a fertilizer, in emissions control and in other industrial applications. In addition, the Company upgrades ammonia into other nitrogen products such as granular urea, UAN and AN.

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
	(dollars in millions, except per ton amounts)
Net sales	$534	$457	$1,747	$1,468
Cost of sales	340	349	1,097	1,038
Gross margin	$194	$108	$650	$430
Gross margin percentage	36.3%	23.6%	37.2%	29.3%

Sales volume by product tons (000s)	1,003	1,092	2,971	3,325
Sales volume by nutrient tons (000s)(1)	823	895	2,436	2,726

Average selling price per product ton	$532	$418	$588	$442
Average selling price per nutrient ton(1)	649	511	717	539

Adjusted gross margin(2):
Gross margin	$194	$108	$650	$430
Depreciation and amortization	58	64	179	164
Unrealized net mark-to-market loss (gain) on natural gas derivatives	1	—	(1)	1
Adjusted gross margin	$253	$172	$828	$595
Adjusted gross margin as a percent of net sales	47.4%	37.6%	47.4%	40.5%

Gross margin per product ton	$193	$99	$219	$129
Gross margin per nutrient ton(1)	236	121	267	158
Adjusted gross margin per product ton	252	158	279	179
Adjusted gross margin per nutrient ton(1)	307	192	340	218
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first nine months of 2026 to first nine months of 2025:

•Ammonia sales volumes for 2026 were lower than 2025 due primarily to lower global demand for ammonia in the production of phosphate fertilizers and lower supply availability due to planned maintenance.
•Ammonia average selling prices increased for 2026 compared to 2025 due to a tight global nitrogen supply-demand balance, which was further tightened by supply disruptions related to the conflict with Iran.
•Ammonia adjusted gross margin per ton increased for 2026 compared to 2025 due primarily to higher average selling prices partially offset by higher maintenance costs and higher realized natural gas costs.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and CO2, it has the highest nitrogen content of any of the Company’s solid nitrogen products.

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
	(dollars in millions, except per ton amounts)
Net sales	$456	$423	$1,805	$1,409
Cost of sales	262	210	879	744
Gross margin	$194	$213	$926	$665
Gross margin percentage	42.5%	50.4%	51.3%	47.2%

Sales volume by product tons (000s)	1,079	939	3,650	3,252
Sales volume by nutrient tons (000s)(1)	496	431	1,679	1,496

Average selling price per product ton	$423	$450	$495	$433
Average selling price per nutrient ton(1)	919	981	1,075	942

Adjusted gross margin(2):
Gross margin	$194	$213	$926	$665
Depreciation and amortization	69	58	220	201
Unrealized net mark-to-market loss (gain) on natural gas derivatives	1	—	(1)	—
Adjusted gross margin	$264	$271	$1,145	$866
Adjusted gross margin as a percent of net sales	57.9%	64.1%	63.4%	61.5%

Gross margin per product ton	$180	$227	$254	$204
Gross margin per nutrient ton(1)	391	494	552	445
Adjusted gross margin per product ton	245	289	314	266
Adjusted gross margin per nutrient ton(1)	532	629	682	579
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first nine months of 2026 to first nine months of 2025:

•Granular urea sales volumes for 2026 were higher than 2025 due primarily to product mix favoring granular urea production and greater supply availability from higher starting inventory.
•Granular urea average selling prices increased for 2026 compared to 2025 due to a tight global nitrogen supply-demand balance, which was further tightened by supply disruptions related to the conflict with Iran.
•Granular urea adjusted gross margin per ton increased for 2026 compared to 2025 due primarily to higher average selling prices partially offset by higher realized natural gas costs.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
	(dollars in millions, except per ton amounts)
Net sales	$639	$517	$1,835	$1,597
Cost of sales	370	287	966	955
Gross margin	$269	$230	$869	$642
Gross margin percentage	42.1%	44.5%	47.4%	40.2%

Sales volume by product tons (000s)	1,987	1,564	5,049	5,341
Sales volume by nutrient tons (000s)(1)	627	495	1,593	1,690

Average selling price per product ton	$322	$331	$363	$299
Average selling price per nutrient ton(1)	1,019	1,044	1,152	945

Adjusted gross margin(2):
Gross margin	$269	$230	$869	$642
Depreciation and amortization	78	60	195	205
Unrealized net mark-to-market gain on natural gas derivatives	—	(1)	(1)	—
Adjusted gross margin	$347	$289	$1,063	$847
Adjusted gross margin as a percent of net sales	54.3%	55.9%	57.9%	53.0%

Gross margin per product ton	$135	$147	$172	$120
Gross margin per nutrient ton(1)	429	465	546	380
Adjusted gross margin per product ton	175	185	211	159
Adjusted gross margin per nutrient ton(1)	553	584	667	501
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first nine months of 2026 to first nine months of 2025:

•UAN sales volumes for 2026 decreased compared to 2025 due primarily to lower global demand, a production mix favoring granular urea and the loss of production at the Company’s Yazoo City, Mississippi, Complex following an incident in November 2025.
•UAN average selling prices increased for 2026 compared to 2025 due to a tight global nitrogen supply-demand balance, which was further tightened by supply disruptions related to the Russia-Ukraine war.
•UAN adjusted gross margin per ton increased for 2026 compared to 2025 due primarily to higher average selling prices partially offset by higher freight and distribution costs and higher realized natural gas costs.

AN Segment

CF Industries’ AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and is also used extensively by the commercial explosives industry as a component of explosives.

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
	(dollars in millions, except per ton amounts)
Net sales	$67	$122	$196	$340
Cost of sales	64	91	208	268
Gross margin	$3	$31	$(12)	$72
Gross margin percentage	4.5%	25.4%	(6.1)%	21.2%

Sales volume by product tons (000s)	127	384	386	1,090
Sales volume by nutrient tons (000s)(1)	44	133	133	376

Average selling price per product ton	$528	$318	$508	$312
Average selling price per nutrient ton(1)	1,523	917	1,474	904

Adjusted gross margin(2):
Gross margin	$3	$31	$(12)	$72
Depreciation and amortization	2	9	8	27
Unrealized net mark-to-market (gain) loss on natural gas derivatives	—	—	—	—
Adjusted gross margin	$5	$40	$(4)	$99
Adjusted gross margin as a percent of net sales	7.5%	32.8%	(2.0)%	29.1%

Gross margin per product ton	$24	$81	$(31)	$66
Gross margin per nutrient ton(1)	68	233	(90)	191
Adjusted gross margin per product ton	39	104	(10)	91
Adjusted gross margin per nutrient ton(1)	114	301	(30)	263
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first nine months of 2026 to first nine months of 2025:

•AN sales volumes were lower for 2026 compared to 2025 due to the loss of production at the Company’s Yazoo City, Mississippi, Complex following an incident in November 2025.
•AN average selling prices increased for 2026 compared to 2025 due to a tight global nitrogen supply-demand balance, which was further tightened by supply disruptions related to the Russia-Ukraine war, as well as a higher proportion of AN sales made in the United Kingdom.
•AN adjusted gross margin per ton decreased for 2026 compared to 2025 due primarily to higher purchased ammonia costs to support AN production in the UK and costs related to the ongoing outage at the Company’s Yazoo City, Mississippi, Complex, partially offset by higher average selling prices.

Other Segment

CF Industries’ Other segment primarily includes diesel exhaust fluid (DEF), urea liquor and nitric acid.

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
	(dollars in millions, except per ton amounts)
Net sales	$164	$140	$485	$398
Cost of sales	104	90	307	248
Gross margin	$60	$50	$178	$150
Gross margin percentage	36.6%	35.7%	36.7%	37.7%

Sales volume by product tons (000s)	603	525	1,678	1,521
Sales volume by nutrient tons (000s)(1)	122	106	335	306

Average selling price per product ton	$272	$267	$289	$262
Average selling price per nutrient ton(1)	1,344	1,321	1,448	1,301

Adjusted gross margin(2):
Gross margin	$60	$50	$178	$150
Depreciation and amortization	18	17	50	47
Unrealized net mark-to-market (gain) loss on natural gas derivatives	—	—	—	—
Adjusted gross margin	$78	$67	$228	$197
Adjusted gross margin as a percent of net sales	47.6%	47.9%	47.0%	49.5%

Gross margin per product ton	$100	$95	$106	$99
Gross margin per nutrient ton(1)	492	472	531	490
Adjusted gross margin per product ton	129	128	136	130
Adjusted gross margin per nutrient ton(1)	639	632	681	644
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first nine months of 2026 to first nine months of 2025:

•Other sales volumes for 2026 increased compared to 2025 due primarily to higher DEF and nitric acid sales.
•Other average selling prices increased for 2026 compared to 2025 due to a tighter global nitrogen supply-demand balance.
•Other adjusted gross margin per ton increased for 2026 compared to 2025 due primarily to higher average selling prices partially offset by costs related to the ongoing outage at the Company’s Yazoo City, Mississippi, Complex.

Dividend Payment

On October 7, 2026, CF Industries’ Board of Directors declared a quarterly dividend of $0.60 per common share. The dividend will be paid on November 30, 2026 to stockholders of record as of November 16, 2026.

Conference Call

CF Industries will hold a conference call to discuss its third quarter and nine month 2026 results at 11:00 a.m. ET on Thursday, November 5, 2026. This conference call will include discussion of CF Industries’ business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the Company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

At CF Industries, our mission is to provide clean energy to feed and fuel the world sustainably. With our employees focused on safe and reliable operations, environmental stewardship, and disciplined capital and corporate management, we are on a path to decarbonize our ammonia production network – the world’s largest – to enable low-carbon hydrogen and nitrogen products for energy, fertilizer, emissions abatement and other industrial activities. Our manufacturing complexes in the United States, Canada, and the United Kingdom, an unparalleled storage, transportation and distribution network in North America, and logistics capabilities enabling a global reach underpin our strategy to leverage our unique capabilities to accelerate the world’s transition to clean energy. CF Industries routinely posts investor announcements and additional information on the Company’s website at www.cfindustries.com and encourages those interested in the Company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, and, on a segment basis, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, which are non-GAAP financial measures, provide additional meaningful information regarding the Company’s performance and financial strength. Management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, and free cash flow to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and management’s expectations with respect to the production of low-carbon ammonia, the development of carbon capture and sequestration projects, the transition to and growth of a hydrogen economy, greenhouse gas reduction targets, projected capital expenditures, statements about future financial and operating results, and other items described in this communication.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others: the Company’s ability to complete the projects at its Blue Point Complex, including the construction of a low-carbon ammonia production facility with its joint venture partners and scalable infrastructure on schedule and on budget or at all; the Company’s ability to fund the capital expenditure needs related to the joint venture at its Blue Point Complex, which may exceed its current estimates; the cyclical nature of the Company’s business and the impact of global supply and demand on the Company’s selling prices and operating results; the global commodity nature of the Company’s nitrogen products, the conditions in the global market for nitrogen products, and the intense global competition from other producers; announced or future tariffs, retaliatory measures, and global trade relations, including the potential impact of tariffs and retaliatory measures on the price and availability of materials for its capital projects and maintenance; conditions in the United States, Europe and other agricultural areas, including the influence of governmental policies and technological developments on the demand for its fertilizer products; the volatility of natural gas prices in North America and globally; weather conditions and the impact of adverse weather events; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; difficulties in securing the supply and delivery of raw materials or utilities, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment, including those related to carbon dioxide sequestration; the Company’s reliance on a limited number of key facilities; risks associated with cybersecurity; acts of terrorism and regulations to combat terrorism; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; risks associated with international operations; the Company’s ability to manage its indebtedness and any additional indebtedness that may be incurred; risks associated with changes in tax laws and adverse determinations by taxing authorities, including any potential changes in tax regulations and its qualification for tax credits; risks involving derivatives and the effectiveness of the Company’s risk management and hedging activities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; regulatory provisions and requirements related to greenhouse gas emissions and sustainability matters, including announced or future changes in environmental, climate change or sustainability laws; the development and growth of the market for low-carbon ammonia and the risks and uncertainties relating to the development and implementation of the Company’s low-carbon ammonia projects; risks associated with investments in and expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; and failure of technologies to perform, develop or be available as expected, including the low-carbon ATR ammonia production facility with carbon capture and sequestration technologies being constructed at its Blue Point Complex.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events, plans or goals anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on our business, results of operations, cash flows, financial condition and future prospects. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information:
Media	Investors
Chris Close	Darla Rivera
Senior Director, Corporate Communications	Director, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - darla.rivera@cfindustries.com

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
	(in millions, except per share amounts)
Net sales	$1,860	$1,659	$6,068	$5,212
Cost of sales	1,140	1,027	3,457	3,253
Gross margin	720	632	2,611	1,959
Selling, general and administrative expenses	87	88	279	273
U.K. operations restructuring	—	—	—	23
Asset impairment	—	—	23	—
Insurance recoveries—property damage	—	—	(25)	—
Insurance recoveries—business interruption	(62)	—	(112)	—
Litigation settlement gain	—	—	(170)	—
Other operating income—net	(2)	(30)	(52)	(8)
Total other operating expense (income)—net	23	58	(57)	288
Equity in earnings of operating affiliate	4	6	17	12
Operating earnings	701	580	2,685	1,683
Interest expense	168	41	257	114
Interest income	(92)	(23)	(138)	(57)
Other non-operating expense (income)—net	6	(3)	10	(11)
Earnings before income taxes	619	565	2,556	1,637
Income tax provision	99	105	491	334
Net earnings	520	460	2,065	1,303
Less: Net earnings attributable to noncontrolling interests	84	107	287	252
Net earnings attributable to common stockholders	$436	$353	$1,778	$1,051

Net earnings per share attributable to common stockholders:
Basic	$2.88	$2.19	$11.62	$6.40
Diluted	$2.87	$2.19	$11.60	$6.39
Weighted-average common shares outstanding:
Basic	151.2	161.0	153.0	164.2
Diluted	151.6	161.2	153.3	164.3

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	September 30, 2026	December 31, 2025
	(in millions)
Assets
Current assets:
Cash and cash equivalents (amount related to variable interest entity (VIE)—2026: $496, 2025: $130)	$2,820	$1,982
Accounts receivable—net	642	488
Inventories	416	383
Prepaid income taxes	145	105
Other current assets (amount related to VIE—2026: $7, 2025: $1)	65	27
Total current assets	4,088	2,985
Property, plant and equipment—net (amount related to VIE—2026: $619, 2025: $361)	6,901	6,715
Investment in affiliate	40	32
Goodwill	2,492	2,493
Intangible assets—net	449	473
Operating lease right-of-use assets	427	410
Other assets (amount related to VIE—2026: $13, 2025: $1)	1,683	980
Total assets	$16,080	$14,088

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses (amount related to VIE—2026: $78, 2025: $52)	$777	$681
Customer advances	469	77
Current operating lease liabilities	115	110
Other current liabilities	9	19
Total current liabilities	1,370	887
Long-term debt	3,217	3,215
Deferred income taxes	832	869
Operating lease liabilities	324	311
Supply contract liability	671	694
Other liabilities (amount related to VIE—2026: $1, 2025: $1)	767	337
Equity:
Stockholders’ equity	5,731	4,838
Noncontrolling interests	3,168	2,937
Total equity	8,899	7,775
Total liabilities and equity	$16,080	$14,088

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
	(in millions)
Operating Activities:
Net earnings	$520	$460	$2,065	$1,303
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	233	217	676	670
Deferred income taxes	(9)	51	(34)	13
Stock-based compensation expense	9	13	29	35
Unrealized net loss (gain) on natural gas derivatives	2	(1)	(3)	1
Asset impairment	—	—	23	—
Gain on sale of emission credits	(5)	(8)	(5)	(8)
Loss on disposal of property, plant and equipment	4	1	13	2
Insurance recoveries—property	—	—	(25)	—
Loss on sale of Ince facility	—	—	—	23
Undistributed earnings of affiliate—net of taxes	(4)	(1)	(7)	(7)
Pension settlement loss	7	—	7	—
Changes in assets and liabilities:
Accounts receivable—net	85	(37)	(148)	(215)
Inventories	(10)	(48)	(38)	(54)
Accrued and prepaid income taxes	(28)	(76)	(51)	19
Accounts payable and accrued expenses	28	56	(38)	60
Customer advances	457	444	391	358
Other—net	(119)	(7)	(311)	13
Net cash provided by operating activities	1,170	1,064	2,544	2,213
Investing Activities:
Additions to property, plant and equipment	(282)	(347)	(776)	(724)
Proceeds from sale of property, plant and equipment	—	—	1	6
Proceeds from sale of Ince facility	—	—	—	4
Insurance proceeds for property, plant and equipment	—	—	25	—
Purchase of emission credits	—	—	(6)	(1)
Proceeds from sale of emission credits	—	8	—	8
Net cash used in investing activities	(282)	(339)	(756)	(707)

(Continued)

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited) (continued)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
	(in millions)
Financing Activities:
Financing fees	—	(1)	—	(1)
Dividends paid on common stock	(91)	(81)	(246)	(248)
Contributions from noncontrolling interests	158	56	391	291
Distributions to noncontrolling interests	(246)	(175)	(447)	(304)
Purchases of treasury stock	(357)	(360)	(610)	(1,020)
Proceeds from issuances of common stock under employee stock plans	—	—	1	1
Cash paid for shares withheld for taxes	(8)	(1)	(18)	(14)
Net cash used in financing activities	(544)	(562)	(929)	(1,295)
Effect of exchange rate changes on cash and cash equivalents	(4)	(11)	(21)	13
Increase in cash and cash equivalents	340	152	838	224
Cash and cash equivalents at beginning of period	2,480	1,686	1,982	1,614
Cash and cash equivalents at end of period	$2,820	$1,838	$2,820	$1,838

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net cash provided by operating activities (GAAP measure) to free cash flow (non-GAAP measure):

Free cash flow is defined as net cash provided by operating activities, as stated in the consolidated statements of cash flows, reduced by capital expenditures and distributions to noncontrolling interests plus contributions from noncontrolling interests. The Company has presented free cash flow because management uses this measure and believes it is useful to investors, as an indication of the strength of the Company and its ability to generate cash and to evaluate the Company’s cash generation ability relative to its industry competitors. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

	Twelve months ended September 30,
	2026	2025
	(in millions)
Net cash provided by operating activities(1)	$3,083	$2,633
Capital expenditures(2)	(1,002)	(921)
Distributions to noncontrolling interests	(447)	(304)
Contributions from noncontrolling interests	391	291
Free cash flow(1)	$2,025	$1,699
_______________________________________________________________________________
(1)For the twelve months ended September 30, 2026, includes the impact of $306 million in tax deposits made to Canadian tax authorities in relation to certain of our Canadian subsidiaries accepted for consideration under the bilateral settlement provisions of the U.S.-Canada tax treaty by the United States and Canadian competent authorities for transfer pricing matters for tax years after 2011.
(2)For the twelve months ended September 30, 2026 and September 30, 2025, includes $326 million and $213 million, respectively, attributable to the Blue Point One joint venture.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS (CONTINUED)

Reconciliation of net earnings attributable to common stockholders and net earnings attributable to common stockholders per ton (GAAP measures) to EBITDA, EBITDA per ton, adjusted EBITDA and adjusted EBITDA per ton (non-GAAP measures), as applicable:
EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. Other adjustments include the elimination of the portion of interest income (expense)—net and the portion of depreciation and amortization that are included in noncontrolling interests, and loan fee amortization that is included in both interest and amortization.

The Company has presented EBITDA and EBITDA per ton because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.

Adjusted EBITDA is defined as EBITDA adjusted with the selected items as summarized in the table below. The Company has presented adjusted EBITDA and adjusted EBITDA per ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
	(in millions)
Net earnings	$520	$460	$2,065	$1,303
Less: Net earnings attributable to noncontrolling interests	(84)	(107)	(287)	(252)
Net earnings attributable to common stockholders	436	353	1,778	1,051
Interest expense—net	76	18	119	57
Income tax provision	99	105	491	334
Depreciation and amortization	233	217	676	670
Less other adjustments:
Interest income—net in noncontrolling interests	1	1	2	1
Depreciation and amortization in noncontrolling interests	(22)	(22)	(68)	(65)
Loan fee amortization(1)	(1)	(1)	(2)	(3)
EBITDA	822	671	2,996	2,045
Unrealized net mark-to-market loss (gain) on natural gas derivatives	2	(1)	(3)	1
(Gain) loss on foreign currency transactions	—	(4)	5	(5)
Less: (Loss) gain on foreign currency transactions in noncontrolling interests	(2)	1	(3)	7
Pension settlement loss	7	—	7	—
Asset impairment	—	—	23	—
Insurance recoveries—property damage	—	—	(25)	—
Loss on sale of Ince facility	—	—	—	23
Blue Point One joint venture development costs(2)	4	—	8	1
Total adjustments	11	(4)	12	27
Adjusted EBITDA	$833	$667	$3,008	$2,072

Net sales	$1,860	$1,659	$6,068	$5,212
Sales volume by product tons (000s)	4,799	4,504	13,734	14,529

Net earnings attributable to common stockholders per ton	$90.85	$78.37	$129.46	$72.34
EBITDA per ton	$171.29	$148.98	$218.14	$140.75
Adjusted EBITDA per ton	$173.58	$148.09	$219.02	$142.61
____________________________________________________________________________
(1)Loan fee amortization is included in both interest expense—net and depreciation and amortization.
(2)Represents 40% of Blue Point One joint venture costs related to the construction of the low-carbon ammonia production facility at our Blue Point Complex, which excludes the portion attributable to the noncontrolling interests.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
ITEMS AFFECTING COMPARABILITY OF RESULTS

For the three months ended September 30, 2026 and 2025, we reported net earnings attributable to common stockholders of $436 million and $353 million, respectively. For the nine months ended September 30, 2026 and 2025, we reported net earnings attributable to common stockholders of $1.78 billion and $1.05 billion, respectively. Certain items affected the comparability of our financial results for the three and nine months ended September 30, 2026 and 2025. The following table outlines these items that affected the comparability of our financial results for these periods.

	Three months ended September 30,				Nine months ended September 30,
	2026		2025		2026		2025
	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax
	(in millions)
Unrealized net mark-to-market loss (gain) on natural gas derivatives(1)	$2	$2	$(1)	$(1)	$(3)	$(2)	$1	$—
(Gain) loss on foreign currency transactions(2)(3)	—	—	(4)	(3)	5	4	(5)	(5)
Pension settlement loss(4)	7	5	—	—	7	5	—	—
Loss on sale of Ince facility(5)	—	—	—	—	—	—	23	21
Yazoo City incident:
Asset impairment	—	—	—	—	23	18	—	—
Insurance recoveries—property damage	—	—	—	—	(25)	(19)	—	—
Insurance recoveries—business interruption	(62)	(47)	—	—	(112)	(85)	—	—
Transfer pricing reserves:
Interest expense	131	131	—	—	131	131	—	—
Interest income(6)	(66)	(51)	—	—	(66)	(51)	—	—
Income tax benefit(6)	—	(30)	—	—	—	(30)	—	—
Litigation settlement gain	—	—	—	—	(170)	(129)	—	—
45Q tax credits(2)	(19)	(19)	(20)	(20)	(62)	(62)	(20)	(20)
Blue Point One joint venture development costs(2)(3)	10	8	2	1	19	17	4	3
_______________________________________________________________________________
(1)Included in cost of sales in our consolidated statements of operations.
(2)Included in other operating income—net in our consolidated statements of operations.
(3)Includes results related to the Blue Point One joint venture, of which CF has a 40% equity interest. The after-tax impact for amounts related to the Blue Point One joint venture does not include a tax provision on the 60% attributable to noncontrolling interests.
(4)Included in other non-operating expense (income)—net in our consolidated statements of operations.
(5)Included in U.K. operations restructuring in our consolidated statement of operations.
(6)For the three and nine months ended September 30, 2026, the after-tax income tax benefit amount of $30 million excludes $15 million of income tax provision that is reflected in the after-tax interest income amount shown in the table.